Exhibit 23.1


              Consent of Independent Certified Public Accountants



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Able Telcom Holding Corp. for the registration of 1,200,000 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 1997, except for the last paragraph of Note 5 as to which the date is January 31, 1997, with respect to the consolidated financial statements and schedule of Able Telcom
Holding Corp. included in its Annual Report (Form 10-K) for the year ended October 31, 1996, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP
                                               --------------------------------
                                               Ernst & Young LLP
West Palm Beach, Florida
February 14, 1997